QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

NEWS RELEASE
	Contacts:	Matt Assiff, SVP & CFO Copano Energy, L.L.C. 713-621-9547
FOR IMMEDIATE RELEASE
Ken Dennard / ksdennard@drg-e.com Jack Lascar / jlascar@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

COPANO ENERGY, L.L.C. REPORTS THIRD QUARTER RESULTS

HOUSTON—December 16, 2004—Copano Energy, L.L.C. (NASDAQ: CPNO) today announced financial results for the three and nine months ended September 30, 2004.

        "We are pleased to report these third quarter results following the completion of our initial public offering in November," said John Eckel, Chairman and Chief Executive Officer of Copano Energy. "As a result of our offering and the significant changes in our capital structure, per unit information and interest expense as reported in the third quarter and to a partial extent the current fourth quarter, will not be comparable to future periods."

        Net income was $2.7 million, or $0.94 per unit on a diluted basis, for the third quarter of 2004, compared to a net loss of $3.6 million, or a loss of $3.02 per unit, for the third quarter of 2003. Net income for the third quarter of 2004 increased $6.3 million over last year's quarter primarily due to a 136% increase in gross margin.

        Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the third quarter of 2004 were $8.8 million, an increase of $7.0 million from EBITDA of $1.8 million for the third quarter of 2003. For additional information regarding EBITDA, please see the supplemental discussion later in this release.

        Beginning in 2005, Copano Energy intends to pay on a quarterly basis, subject to the availability of cash from operating surplus, a minimum quarterly distribution of $0.40 per unit, or $1.60 per year, to the common and subordinated unitholders. The Company anticipates making those quarterly distributions in February, May, August and November of each year. If the Company had paid the minimum quarterly distribution for the quarter ended September 30, 2004 on 7,038,252 common units and 3,519,126 subordinated units, cash available from operating surplus would have exceeded the minimum quarterly distribution requirement of $4.2 million for the common units and subordinated units. For the fourth quarter of 2004, Copano Energy intends to make an adjusted distribution in February 2005 to reflect the closing of the offering on November 15, 2004.

        Revenue for the third quarter of 2004 increased 30% to $120.8 million from $92.9 million in the third quarter of last year. Total gross margin more than doubled from $6.1 million in the third quarter of 2003 to $14.5 million in the third quarter of 2004.

        "These strong operating results reflect the positive impact of favorable natural gas and natural gas liquids prices and improved contract terms following the successful restructuring of many of our contracts in late 2003 and early 2004," added Eckel. "As a result of favorable natural gas processing margins and increased inlet throughput at our Houston Central Processing Plant, we were able to significantly increase natural gas liquids production."

        Net income for the first nine months of 2004, was $1.5 million, or $1.26 per unit on a diluted basis, compared with a net loss of $3.4 million, or a loss of $3.68 per unit, for the nine months of 2003. EBITDA was $18.5 million for the nine months compared with $8.2 million in the prior year period. Revenue for the first nine months of 2004 increased 7.4% to $317.3 million from $295.3 million in the third quarter of last year. Total gross margin rose 61% from $21.1 million in 2003 to $34.0 million in 2004.

Operating Results by Business Segments

Copano Pipelines

        The Copano Pipelines segment is comprised of a series of gathering and intrastate transmission systems totaling 1,366 miles of pipelines, which include 144 miles of pipelines owned by Webb/Duval Gatherers, an unconsolidated general partnership in which the Company owns a 62.5% interest, and a 53-mile pipeline acquired in December 2004. All of Copano Energy's pipeline operations are located in the Texas Gulf Coast region. During the third quarter of 2004, the Company gathered or transported an average of 234,948 MMBtu/d of natural gas on its wholly owned pipelines and Webb/Duval gathered or transported 118,524 MMBtu/d of natural gas net of intercompany volumes. During last year's third quarter, the Company, through this segment, gathered and transported an average of 252,730 MMBtu/d of natural gas on its wholly owned pipelines and Webb/Duval gathered or transported a net 110,080 MMBtu/d of natural gas. Gross margin for this segment in the third quarter of 2004 increased approximately 17% to $7.4 million compared to $6.3 million in the third quarter of 2003. The increase was the result of higher average natural gas prices during the third quarter of 2004 compared to last year's third quarter, which caused an increase in margins associated with the Company's index price-related gas purchase and transportation arrangements, and beneficial changes in contract terms.

Copano Processing

        Copano Processing includes the Houston Central Processing Plant and the Sheridan NGL pipeline that extends from the tailgate of the processing plant to the Houston area. During the third quarter, Copano Energy, through its Copano Processing segment, processed an average of 551,226 MMBtu/d of natural gas compared to 447,502 MMBtu/d during last year's third quarter. During the third quarter, the Houston Central Processing Plant produced an average of 16,558 daily barrels of natural gas liquids compared to 5,799 average daily barrels during last year's third quarter. Gross margin for the Copano Processing segment in the third quarter of 2004 increased to $7.1 million compared to a loss of $0.2 million in the third quarter of 2003. The increase in gross margin was the result of higher inlet throughput and higher production of NGL volumes combined with improved natural gas and NGL pricing. The improved commodity prices are reflected in the increase in the Company's "standardized" processing margin, which rose to an average of $0.129 per gallon for the third quarter compared to an average of ($0.002) per gallon during the third quarter of 2003. In order to isolate and consistently track changes in commodity price relationships, the Company calculates a hypothetical "standardized" processing margin. This processing margin is based on a fixed set of assumptions with respect to liquids composition and fuel consumption per recovered gallon, which the Company believes is generally reflective of its business. Because these assumptions are held stable over time, changes in underlying natural gas and natural gas liquids prices drive changes in the standardized processing margin. Copano Energy's financial results are not derived from the standardized processing margin. This calculation, instead, is an evaluation tool used by management. Results of operations may not necessarily correlate to changes in the standardized processing margin because of the impact of factors other than commodity price relationships, such as volumes, changes in natural gas liquids composition, recovery rates and contract terms.

Conference Call Information

        Copano Energy will hold a conference call to discuss its third quarter 2004 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central), on December 17, 2004. To participate in the call, dial 303-262-2137 and ask for the Copano Energy call at least 10 minutes prior to the start time, or access it live over the Internet by logging onto the web at http://www.copanoenergy.com, on the "IR Home" page of the "Investors" section of the company's website. To listen to the live call on the web, please visit the web site at least fifteen minutes early to register, download and install any necessary audio software.

        For those who cannot listen to the live web cast, an archive will be available shortly after the call for a period of 90 days on the "IR Home" page under the "Investors" section of the Company's website. Additionally, a telephonic replay will be available through December 24, 2004, and may be accessed by calling (303) 590-3000 and using the pass code 11017711.

Use of Non-GAAP Financial Measures

        This press release and the accompanying schedules include the non-generally accepted accounting principles ("non-GAAP") financial measures of EBITDA and total gross margin. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the US ("GAAP"). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income or any other GAAP measure of liquidity or financial performance. We use non-GAAP financial measures as measures of our core profitability or to assess the financial performance of our assets.

        Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in the Texas Gulf Coast region.

        This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management's experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to statements with respect to future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause the company's actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the company, key customers reducing the volume of natural gas and natural gas liquids they purchase from us, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in Copano's Securities and Exchange Commission filings.

—tables to follow—

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(In thousands)
Revenue:
Natural gas sales	$72,597	$79,471	$196,291	$250,562
Natural gas liquids sales	45,436	11,126	112,703	38,291
Transportation, compression and processing fees	2,303	2,187	7,095	5,638
Other	459	147	1,226	821

Total revenue	120,795	92,931	317,315	295,312

Costs and expenses:
Cost of natural gas and natural gas liquids	105,695	86,330	281,785	272,129
Transportation	641	477	1,525	2,109
Operations and maintenance	3,186	2,695	9,155	7,672
Depreciation and amortization	2,252	1,538	5,498	4,528
General and administrative	2,387	1,316	5,884	3,962
Taxes other than income	247	236	748	715
Equity in (earnings) loss from unconsolidated affiliate	(96)	109	(263)	558

Total costs and expenses	114,312	92,701	304,332	291,673

Operating income	6,483	230	12,983	3,639
Other income (expense):
Interest and other income	25	11	47	34
Interest and other financing costs	(3,805)	(3,815)	(11,539)	(7,103)

Net income (loss)	$2,703	$(3,574)	$1,491	$(3,430)

Basic net income (loss) per unit(1):
Common units	$2.28	$(3.02)	$1.26	$(3.68)
Common special units	$2.28	$(3.02)	$1.26	$(3.68)
Basic weighted average number of units(1):
Common units	1,030	1,030	1,030	1,030
Common special units	154	154	154	121
Diluted net income (loss) per unit(1):
Common units	$0.94	$(3.02)	$1.26	$(3.68)
Common special units	$0.94	$(3.02)	$1.26	$(3.68)
Diluted weighted average number of units(1):
Common units	4,780	1,030	4,780	1,030
Common special units	154	154	154	121

(1)
Based on weighted average units outstanding as of September 30, 2004 and 2003. Total units outstanding after the initial public offering in November 2004 were 10,557,378, comprised of 7,038,252 common units and 3,519,126 subordinated units.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	($ in Thousands)
Total gross margin	$14,459	$6,124	$34,005	$21,074
Operations and maintenance expenses	3,186	2,695	9,155	7,672
Depreciation and amortization	2,252	1,538	5,498	4,528
General and administrative expenses	2,387	1,316	5,884	3,962
Taxes other than income	247	236	748	715
Equity in (earnings) loss from unconsolidated affiliates	(96)	109	(263)	558

Operating income	6,483	230	12,983	3,639
Interest and other financing costs, net	3,780	3,804	11,492	7,069

Net income (loss)	$2,703	$(3,574)	$1,491	$(3,430)

Segment gross margin:
Pipelines(1)	$7,363	$6,308	$21,397	$20,869
Processing	7,096	(184)	12,608	205

Total gross margin	$14,459	$6,124	$34,005	$21,074

Segment gross margin per unit:
Pipelines ($/MMBtu)(1)	$0.35	$0.27	$0.34	$0.30
Processing:
Inlet throughput ($/MMBtu)(2)	$0.14	$0.00	$0.08	$0.00
NGLs produced ($/Bbl)(2)	$4.66	$(0.34)	$3.04	$0.12
Maintenance capital expenditures	$115	$496	$1,231	$1,843
Expansion capital expenditures	2,281	1,242	5,293	2,803

Total capital expenditures	$2,396	$1,738	$6,524	$4,646

Volumes:
Pipelines—throughput (MMBtu/d)(1)	234,948	252,730	238,493	257,152
Processing:
Inlet throughput (MMBtu/d)	551,226	447,502	564,706	507,591
NGLs produced (Bbls/d)	16,558	5,799	15,161	6,019
Operations and maintenance expenses:
Pipelines	$1,460	$1,288	$4,274	$3,610
Processing	1,726	1,407	4,881	4,062

Total operations and maintenance expenses	$3,186	$2,695	$9,155	$7,672

(1)
Excludes results and volumes associated with our interest in Webb/Duval Gatherers. Gross volumes transported by Webb/Duval Gatherers were 118,574 MMBtu/d, 110,080 MMBtu/d, 118,946 MMBtu/d and 106,823 MMBtu/d for the three and nine months ended September 30, 2004 and 2003, respectively.

(2)
Represents the total processing segment gross margin divided by the total inlet throughput or NGLs produced, as appropriate.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
PRO FORMA CAPITALIZATION
(Unaudited)

        The following table shows unaudited pro forma financial information of the Company as if the offering and related transactions had occurred on September 30, 2004.

	September 30, 2004
	Historical	Pro Forma
	(In Thousands)
Cash and cash equivalents	$6,081	$1,148

Long-term debt and other obligations:
Long-term debt	$69,672	$57,000
Other noncurrent liabilities	1,689	337

Total long-term debt and other obligations	71,361	57,337

Redeemable preferred units	67,693	—

Members' capital:
Common units	—	94,736
Subordinated units	—	10,470
Pre-Offering unitholders' capital	16,533	—
Accumulated deficit	(15,664)	(30,354)

Total members' capital	869	74,852

Total capitalization	$139,923	$132,189

Non-GAAP Accounting Measures

        The following table presents a reconciliation of the non-GAAP financial measures of (1) total gross margin (which consists of the sum of individual segment gross margins) to operating income and (2) EBITDA to the GAAP financial measures of net income and cash flows from operating activities for each of the periods indicated (in thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Reconciliation of total gross margin to operating income:
Operating income	$6,483	$230	$12,983	$3,639
Add:
Operations and maintenance expenses	3,186	2,695	9,155	7,672
Depreciation and amortization	2,252	1,538	5,498	4,528
General and administrative expenses	2,387	1,316	5,884	3,962
Taxes other than income	247	236	748	715
Equity in (earnings) loss from unconsolidated affiliate	(96)	109	(263)	558

Total gross margin	$14,459	$6,124	$34,005	$21,074

Reconciliation of EBITDA to net income (loss):
Net income (loss)	$2,703	$(3,574)	$1,491	$(3,430)
Add:
Depreciation and amortization	2,252	1,538	5,498	4,528
Interest expense	3,805	3,815	11,539	7,103

EBITDA	$8,760	$1,779	$18,528	$8,201

QuickLinks

  Exhibit 99.1
COPANO ENERGY, L.L.C. REPORTS THIRD QUARTER RESULTS
COPANO ENERGY, L.L.C. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
COPANO ENERGY, L.L.C. AND SUBSIDIARIES OPERATING STATISTICS (Unaudited)
COPANO ENERGY, L.L.C. AND SUBSIDIARIES PRO FORMA CAPITALIZATION (Unaudited)